Exhibit 99.1

•MESTEK, INC.

260 North Elm Street, Westfield, MA 01085 (413) 568-9571 www.mestek.com

OFFICE OF THE CHIEF EXECUTIVE OFFICER

June 13, 2005

Fellow Shareholders:

        As you are aware from my prior correspondence, on January 19, 2005, we issued a Press Release and filed the appropriate report with the Securities and Exchange Commission announcing our intention to spin-off Mestek’s 86% interest in its subsidiary, Omega Flex, Inc., pro rata, to Mestek’s shareholders as of a record date which our Board has just established as June 23, 2005. We have not established a date to distribute Omega Flex shares (the “Distribution Date”); however we expect that will occur in early or mid July.

        For each share of Mestek common stock that a shareholder owns immediately prior to the Distribution Date, such shareholder will receive one share of the common stock of Omega Flex, Inc. However, any holder of Mestek stock who sells shares on or before the date the New York Stock Exchange sets as the “ex distribution” date, which should be the day after the Distribution Date or a few days thereafter depending on when a market for Omega Flex develops, will also be selling his, her or its entitlement to receive shares of Omega Flex common stock in the spin-off. Investors are encouraged to consult with their financial advisors regarding the specific implications of selling Mestek stock before the spin-off Distribution Date.

        The Mestek Board of Directors has authorized the Executive Committee of the Company to postpone the record date if necessary, depending on the time it takes to clear with the SEC the registration statement on Form 10, a preliminary version of which was filed last month. If the record date is postponed, Mestek will file a Form 8-K with the SEC and issue a press release so that the investing public becomes aware of the postponement.

        We also announced, on January 19, 2005, our intention to “go private” by means of a “reverse stock split” of one share for each 2,000 shares outstanding as of a record date yet to be set. The Company proposes to repurchase the fractional interests held by those shareholders who own less than 2,000 shares on that record date as part of the “reverse stock split.” The Board of Directors appointed a Special Committee consisting entirely of independent members of the Board, to consider what is in the best interests of the shareholders and determine a fair and equitable price for the shares of any stock which is redeemed or otherwise cashed out in the “going private” transaction, as well as the appropriateness of the transaction for any remaining shareholders following the transaction. The Special Committee has hired independent financial advisers, Houlihan, Lokey, Howard and Zukin of New York City. The process of deliberations as to these matters is ongoing as I write you.

        With respect to the “going private” transaction, we have not set a record date yet for the delivery of a proxy statement, nor have we established the date of a special meeting of shareholders to consider the votes we think will be needed to accomplish the going private transaction, but we expect this meeting will be sometime this coming autumn and that shareholders will receive the proxy information well in advance of the date of the meeting.

        We have structured these two transactions with the expectation that the spin-off of Omega Flex occurs first, with both Omega Flex and Mestek publicly traded (Omega Flex expected to trade on the NASDAQ National Market, while Mestek continues to trade on the New York Stock Exchange) for a short period, perhaps a month or two, before Mestek “goes private” and is no longer an exchange-listed company or an SEC reporting company.

        We expect to be sending to all of the shareholders of record, shortly after the record date for the Omega Flex spin-off, the final version of the information statement referenced in the registration statement on Form 10 once clearance with the SEC has been completed. Until then, we thought that it would be helpful for you to be aware of this record date of June 23, 2005 for the spin-off transaction.

        While we can make no assurance that either or both transactions will occur until the actual effective date of each, the spin-off and the “going private” activities are proceeding as planned, albeit somewhat more slowly than we had originally thought.

        If you have any questions about these transactions or the information I have provided to you above, please do not hesitate to call Timothy P. Scanlan, our Associate General Counsel, at 413-564-5849.

Sincerely, MESTEK, INC. BY: /S/ John E. Reed —————————————— John E. Reed Chairman and Chief Executive Officer